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                                                                   EXHIBIT 15

The Reynolds and Reynolds Company
115 S. Ludlow Street
Dayton, OH  45402

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Reynolds and Reynolds Company and subsidiaries for the period ended December 31, 1995, as indicated in our report dated February 12, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, are incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Dayton, Ohio
September 20, 1996